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Progenics Pharmaceuticals, Inc.:

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rkrawiec@progenics.com

Dory A. Lombardo
Senior Manager
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dlombardo@progenics.com

Media Contact:
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WeissComm Partners
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WYETH AND PROGENICS ANNOUNCE POSITIVE OUTCOME OF PHASE 3 CLINICAL STUDY OF SUBCUTANEOUS RELISTOR FOR OPIOID-INDUCED CONSTIPATION IN PATIENTS WITH CHRONIC NON-CANCER PAIN

-- Primary and key secondary efficacy endpoints achieved --

Collegeville, Pa., and Tarrytown, N.Y., November 26, 2008 – Wyeth Pharmaceuticals, a division of Wyeth (NYSE: WYE), and Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) announced today that a phase 3 clinical study investigating RELISTOR® (methylnaltrexone bromide) subcutaneous injection to treat opioid-induced constipation (OIC) in patients with chronic, non-cancer pain achieved statistical significance for the primary and key secondary efficacy endpoints. Adverse events observed in this study were similar to those seen in prior studies of subcutaneous RELISTOR.

The positive outcome reported today was from the double-blind, randomized placebo-controlled portion of a phase 3 clinical study.

“Many patients who take prescription opioids to help relieve their non-cancer pain experience opioid-induced constipation, which can disrupt their lives,” says Gary L. Stiles, M.D., Executive Vice President, Chief Medical Officer, Wyeth Pharmaceuticals. “The results of this study suggest that RELISTOR has the potential to help decrease the constipating effects of opioids for this patient population.”

Wyeth and Progenics plan to meet with global regulatory agencies, including the U.S. Food and Drug Administration, to review these data and intend to present results from both the double-blind and open-label phases of the study at an upcoming scientific meeting.

“This phase 3 clinical study of RELISTOR subcutaneous injection showed statistically significant improvements in the occurrence of bowel movements in patients with opioid-induced constipation who have chronic, non-cancer pain,” says Paul J. Maddon, M.D., Ph.D., Chief Executive Officer, Chief Science Officer and Founder of Progenics Pharmaceuticals, Inc.

Study Background

In the double-blind phase of this study, in which RELISTOR or placebo were administered subcutaneously for four weeks, the endpoints included the proportion of RELISTOR injections resulting in bowel movements within four hours and the evaluation of the number of bowel movements per week. This study was conducted at 80 centers in North America, and enrolled 469 patients with an established history of OIC and chronic pain, such as back pain, fibromyalgia, neuropathic pain, and osteoarthritis, among other types of non-cancer pain. The study consisted of an initial four-week, double-blind phase followed by an eight-week, open-label phase. The open-label portion of the study has recently been completed and an analysis is pending.

About Chronic Pain and OIC

Approximately 10 million patients a year in the U.S. are prescribed opioids for 30 days or more to manage their pain. Opioids are considered to be effective analgesics for the management of moderate-to-severe chronic pain, and one of the most common side effects of opioids is persistent constipation.

About RELISTOR

RELISTOR is a peripherally acting mu-opioid receptor antagonist that decreases the constipating effects of opioid pain medications in the gastrointestinal tract without diminishing their ability to relieve pain.  The use of RELISTOR beyond four months has not been studied. RELISTOR subcutaneous injection is approved in the United States, Europe, Canada and Australia for the treatment of OIC in patients with advanced illness receiving palliative care, when response to laxative therapy has not been sufficient.

Important Safety Information for RELISTOR

▪	RELISTOR is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.
▪	If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.
▪	Use of RELISTOR has not been studied in patients with peritoneal catheters.
▪
The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), and diarrhea (5.5% vs. 2.4%).

RELISTOR full Prescribing Information for the U.S. is available at www.relistor.com.

About the Companies

Wyeth Pharmaceuticals, a division of Wyeth, has leading products in the areas of women’s health care, infectious disease, gastrointestinal health, central nervous system, inflammation, transplantation, hemophilia, oncology, vaccines and nutritional products. Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies.  It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products, nutritionals and non-prescription medicines that improve the quality of life for people worldwide.  The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

WYETH DISCLOSURE NOTICE: The statements in this press release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In particular, there can be no assurance that RELISTOR will be commercially successful or that RELISTOR will be approved in the future in other formulations or indications and/or in other countries. Other risks and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, without limitation, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products; government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; emerging data  on our products and pipeline products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability, intellectual property and other litigation risks and environmental liabilities; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; economic conditions including interest and currency exchange rate fluctuations; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; risks and uncertainties associated with global operations and sales; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on February 29, 2008.  The forward-looking statements in this press release are qualified by these risk factors. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology, virology--including human immunodeficiency virus (HIV) and hepatitis C virus (HCV) infections--and oncology. Progenics, in collaboration with Wyeth, is developing RELISTOR(R) (methylnaltrexone bromide) for the treatment of opioid-induced side effects. Wyeth has worldwide rights to develop and commercialize all forms of RELISTOR, except in Japan where Progenics has granted Ono Pharmaceutical Co., Ltd. an exclusive license to the subcutaneous form of RELISTOR for development and commercialization in that country. In the U.S., RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. In Canada, RELISTOR (methylnaltrexone bromide injection) for subcutaneous use is indicated for the treatment of OIC in patients with advanced illness receiving palliative care. In European member states and Iceland, Norway and Liechtenstein, RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to the usual laxative therapy has not been sufficient. Marketing applications are pending for RELISTOR in other countries. In the area of virology, Progenics is developing the HIV entry inhibitor PRO 140, a humanized monoclonal antibody targeting the entry co-receptor CCR5, which is in phase 2 clinical testing. A novel HCV entry inhibitor, PRO 206, has been selected for clinical development and is currently undergoing IND-enabling studies. In the area of oncology, the Company is conducting a phase 1 clinical trial of a human monoclonal antibody-drug conjugate (ADC) for the treatment of prostate cancer--a selectively targeted cytotoxin-linked antibody directed against prostate-specific membrane antigen (PSMA). PSMA is a protein found on the surface of prostate cancer cells as well as in blood vessels supplying other solid tumors. Progenics is also conducting a phase 1 clinical trial of a vaccine designed to treat prostate cancer by stimulating an immune response to PSMA.

PROGENICS DISCLOSURE NOTICE: This document contains statements that do not relate strictly to historical fact, any of which may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When we use the words "anticipates," "plans," "expects" and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. While it is impossible to identify or predict all such matters, this may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; we, our collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by us, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, declining sales or other adverse events.

We are also subject to risks and uncertainties associated with the actions of our corporate, academic and other collaborators and government regulatory agencies; potential product liability; intellectual property, litigation, environmental and other risks; the risk that licenses to intellectual property may be terminated for our failure to satisfy performance milestones; the risk of difficulties in, and regulatory compliance relating to, manufacturing products; and the uncertainty of our future profitability.

Risks and uncertainties also include general economic conditions, including interest and currency exchange rate fluctuations and the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; trade buying patterns; the competitive climate of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, we cannot assure you that our lead product, RELISTOR®, will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of our other programs will result in a commercial product.

We do not have a policy of updating or revising forward-looking statements and assume no obligation to update any statements as a result of new information or future events or developments. Thus, it should not be assumed that our silence over time means that actual events are bearing out as expressed or implied in forward-looking statements.

(PGNX-C)

Editor’s Note:

Additional information on Progenics is available at www.progenics.com.
Additional information on Wyeth is available at www.wyeth.com.
Additional information regarding RELISTOR is available at www.relistor.com.